EXHIBIT 22.1




                          SUBSIDIARIES OF THE COMPANY


     The following is a list of the subsidiaries of Unit Instruments, Inc. The Company owns, directly or indirectly, 100% of the voting securities of each subsidiary.

                                                  State of Jurisdiction
Name                                                 or Incorporation
--------------------------------                  ----------------------
Unit Foreign Sales Corporation                         Virgin Islands

Unit Instruments Ireland Limited                          Ireland

Unit Instruments Japan, Inc.                               Japan

Unit Instruments, GmbH                                    Germany

Unit Instruments Korea Ltd.                             South Korea




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